Exhibit 99.1
STRYKER REPORTS 2024 OPERATING RESULTS AND 2025 OUTLOOK
Portage, Michigan - January 28, 2025 - Stryker (NYSE:SYK) reported operating results for the fourth quarter and full year of 2024:
Fourth Quarter Results
•Reported net sales increased 10.7% to $6.4 billion
•Organic net sales increased 10.2%
•Reported operating income margin of 9.0%
•Adjusted operating income margin(1) increased 200 bps to 29.2%
•Reported EPS decreased 52.7% to $1.41
•Adjusted EPS(1) increased 15.9% to $4.01

	Fourth Quarter Net Sales Growth Overview
	Reported	Foreign Currency Exchange	Constant Currency	Acquisitions / Divestitures	Organic
MedSurg and Neurotechnology	10.6%	(0.5)%	11.1%	1.0%	10.1%
Orthopaedics	10.8	(0.5)	11.3	1.1	10.2
Total	10.7%	(0.5)%	11.2%	1.0%	10.2%

Full Year Results
•Reported net sales increased 10.2% to $22.6 billion
•Organic net sales increased 10.2%
•Reported operating income margin of 16.3%
•Adjusted operating income margin(1) increased 110 bps to 25.3%
•Reported EPS decreased 5.9% to $7.76
•Adjusted EPS(1) increased 15.0% to $12.19

	Full Year Net Sales Growth Overview
	Reported	Foreign Currency Exchange	Constant Currency	Acquisitions / Divestitures	Organic
MedSurg and Neurotechnology	11.1%	(0.5)%	11.6%	0.4%	11.2%
Orthopaedics	8.9	(0.5)	9.4	0.7	8.7
Total	10.2%	(0.5)%	10.7%	0.5%	10.2%
“We delivered another year of double-digit organic sales growth while continuing to expand adjusted operating margins and drive adjusted earnings per share growth,” said Kevin A. Lobo, Chair and Chief Executive Officer, Stryker. “We also had many product launches and were active in M&A to further enhance our position in high-growth end markets. I would like to thank our teams for their efforts in delivering excellent results and positioning Stryker for sustained success in 2025 and beyond.”
Sales Analysis
Consolidated net sales of $6.4 billion and $22.6 billion increased 10.7% in the quarter, 11.2% in constant currency, and increased 10.2% in the full year, 10.7% in constant currency. Organic net sales increased 10.2% in the quarter and full year including 9.1% from increased unit volume and 1.1% from higher prices.
MedSurg and Neurotechnology net sales of $3.9 billion and $13.5 billion increased 10.6% in the quarter, 11.1% in constant currency, and increased 11.1% in the full year, 11.6% in constant currency. Organic net sales increased 10.1% and 11.2% in the quarter and full year including 8.5% and 9.5% from increased unit volume and 1.6% and 1.7% from higher prices.
Orthopaedics net sales of $2.5 billion and $9.1 billion increased 10.8% in the quarter, 11.3% in constant currency, and increased 8.9% in the full year, 9.4% in constant currency. Organic net sales increased 10.2% and 8.7% in the quarter and full year including 9.9% and 8.7% from increased unit volume and 0.3% from higher prices in the quarter.

Earnings Analysis
Reported net earnings of $0.5 billion and $3.0 billion decreased 52.2% in the quarter and decreased 5.4% in the full year. Reported net earnings per diluted share of $1.41 and $7.76 decreased 52.7% in the quarter and decreased 5.9% in the full year. Reported gross profit margin and reported operating income margin were 64.9% and 9.0% in the quarter and 63.9% and 16.3% in the full year. Reported net earnings includes non-cash charges for goodwill and other impairments of $818 million related to the Spine business during the fourth quarter. We conduct our annual goodwill impairment tests during the fourth quarter and recorded a goodwill impairment charge of $273 million for the Spine reporting unit which was primarily driven by a decrease in future product demand due to the competitive environment and an increase in the Spine reporting unit’s weighted average cost of capital. Subsequent to the annual goodwill impairment test management committed to a plan to sell certain assets associated with the Spinal Implant business. Such assets were classified as held for sale beginning on November 1, 2024 which resulted in an additional goodwill impairment of $183 million and a $362 million impairment charge due to the carrying value of the assets held for sale exceeding the fair value less cost to sell. Reported net earnings include certain items, such as charges for acquisition and integration-related activities, the amortization of purchased intangible assets, structural optimization and other special charges, goodwill and other impairments, costs to comply with certain medical device regulations, recall-related matters, regulatory and legal matters and tax matters. Excluding the aforementioned items, adjusted gross profit margin(1) was 65.3% and 64.5% in the quarter and full year, and adjusted operating income margin(1) was 29.2% and 25.3% in the quarter and full year. Adjusted net earnings(1) of $1.5 billion and $4.7 billion increased 16.6% and 15.6% in the quarter and full year. Adjusted net earnings per diluted share(1) of $4.01 and $12.19 increased 15.9% and 15.0% in the quarter and full year.
2025 Outlook
Based on our momentum exiting 2024, a sustained level of procedural volumes, strong demand for our capital products and our presence in healthy end markets, we expect organic net sales growth(2) to be in the range of 8.0% to 9.0% for 2025 and expect adjusted net earnings per diluted share(2) to be in the range of $13.45 to $13.70. Our guidance reflects our expectation that the full year impact of price on sales will be modestly favorable and that if foreign exchange rates hold near current levels, full year net sales will be unfavorably impacted by approximately 1% and adjusted net earnings per diluted share(2) will be negatively impacted by approximately $0.10 to $0.15.
As it relates to the pending acquisition of Inari, we anticipate closing this transaction toward the end of February. Based on that timing, Inari is expected to deliver approximately $590 million of sales in the 2025 stub period on a constant currency basis and have dilutive impacts on adjusted operating income margin(2) of 0 to 20 basis points and $0.20 to $0.30 on adjusted net earnings per diluted share(2).
As it relates to the sale of our Spinal Implants business, we expect that the impact of this transaction will be absorbed in the above guidance for organic net sales growth(2) and adjusted net earnings per diluted share(2).
(1) A reconciliation of the non-GAAP financial measures: adjusted gross profit margin, adjusted operating income and adjusted operating income margin, adjusted net earnings and adjusted net earnings per diluted share, to the most directly comparable GAAP measures: gross profit margin, operating income and operating income margin, net earnings and net earnings per diluted share, and other important information accompanies this press release.
(2) We are unable to present a quantitative reconciliation of our expected net sales growth to expected organic net sales growth as we are unable to predict with reasonable certainty and without unreasonable effort the impact and timing of acquisitions and divestitures and the impact of foreign currency exchange rates. We are unable to present a quantitative reconciliation of our expected net earnings per diluted share to expected adjusted net earnings per diluted share or our expected operating income margin to expected adjusted operating income margin as we are unable to predict with reasonable certainty and without unreasonable effort the impact and timing of structural optimization and other special charges, acquisition-related expenses and the outcome of certain regulatory, legal and tax matters. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our Consolidated Statements of Earnings.
Conference Call on Tuesday, January 28, 2025
As previously announced, we will host a conference call on Tuesday, January 28, 2025 at 4:30 p.m., Eastern Time, to discuss our operating results for the quarter and year ended December 31, 2024 and provide an operational update.
Please register for this conference call at: https://www.veracast.com/webcasts/stryker/events/SYK4Q24.cfm. After registering, a confirmation will be sent via email, including dial-in details and unique conference call access codes required for call entry. Registration is open throughout the live call. To ensure you are connected prior to the beginning of the call, we suggest registering a minimum of 15 minutes before the start of the call.
A simultaneous webcast of the call will be accessible via the Investor Relations page of our website at www.stryker.com. For those not planning to ask a question of management, we recommend listening via the webcast. Please allow 15 minutes to register, download and install any necessary software.
Following the conference call, a replay will be available on our website up to one year from the time of the earnings call.
Caution Concerning Forward-Looking Statements
This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such risks and uncertainties include, but are not limited to: weakening of economic conditions, or the anticipation thereof, that could adversely affect the level of demand for our or Inari Medical, Inc.’s (“Inari”) products; geopolitical risks, including from international conflicts, which could, among other things, lead to increased market volatility; pricing pressures generally, including cost-containment measures that have adversely affected and could in the future adversely affect the price of or demand for our or Inari’s products; changes in foreign currency exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect approval of new products, including Inari products, by the United States Food and Drug Administration and foreign regulatory agencies; inflationary pressures; increased interest rates or interest rate volatility; supply chain disruptions; changes in labor markets; changes in coverage and reimbursement levels from third-party payors; changes in the competitive environment; breaches, failures or other disruptions of our or our vendors’ or customers’ information technology systems or products, including by cyber-attack, data leakage, unauthorized access or theft; a significant increase in product liability claims; the ultimate total cost with respect to recall-related and other regulatory and quality matters; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; changes in tax laws and regulations; the impact of legislation to reform the healthcare system in the United States or other countries; costs to comply with medical device regulations; changes in financial markets; changes in our credit ratings; our ability to integrate and realize the anticipated benefits of acquisitions in full or at all or within the expected timeframes, including our acquisition of Inari; our ability to realize any anticipated cost savings; potential negative impacts resulting from climate change or other environmental, social and governance and sustainability related matters; the impact on our operations and financial results of any public health emergency and any related policies and actions by governments or other third parties; uncertainties as to the timing of the tender offer for shares of Inari common stock and the subsequent merger with Inari; uncertainties as to how many of Inari’s stockholders will tender their shares in the tender offer; the failure to satisfy any of the closing conditions to the acquisition of Inari, including the expiration or termination of the Hart-Scott-Rodino Antitrust Improvements Act waiting period (and the risk that such governmental approval may result in the imposition of conditions that could adversely affect the expected benefits of the transaction); delays in consummating the acquisition of Inari or the risk that the transaction may not close at all; unexpected liabilities, costs, charges or expenses in connection with the acquisition of Inari; and the effects of the proposed Inari transaction (or the announcement thereof) on the parties’ relationships with employees, customers, other business partners or governmental entities. Additional information concerning these and other factors is contained in our filings with the United States Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We disclaim any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in our expectations or in events, conditions or circumstances on which those expectations may be based, or that affect the likelihood that actual results will differ from those contained in the forward-looking statements, except to the extent required by law.
Stryker is a global leader in medical technologies and, together with our customers, we are driven to make healthcare better. We offer innovative products and services in MedSurg, Neurotechnology and Orthopaedics that help improve patient and healthcare outcomes. Alongside our customers around the world, we impact more than 150 million patients annually. More information is available at www.stryker.com.

For investor inquiries please contact:
Jason Beach, Vice President, Finance and Investor Relations at 269-385-2600 or jason.beach@stryker.com
For media inquiries please contact:
Yin Becker, Vice President, Chief Corporate Affairs Officer at 269-385-2600 or yin.becker@stryker.com

STRYKER CORPORATION
For the Three Months and Full Year December 31
(Unaudited - Millions of Dollars, Except Per Share Amounts)
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months			Full Year
	2024	2023	% Change	2024	2023	% Change
Net sales	$6,436	$5,815	10.7%	$22,595	$20,498	10.2%
Cost of sales	2,262	2,112	7.1	8,155	7,440	9.6
Gross profit	$4,174	$3,703	12.7%	$14,440	$13,058	10.6%
% of sales	64.9%	63.7%		63.9%	63.7%
Research, development and engineering expenses	358	350	2.3	1,466	1,388	5.6
Selling, general and administrative expenses	2,123	1,921	10.5	7,685	7,111	8.1
Amortization of intangible assets	156	149	4.7	623	635	(1.9)
Goodwill and other impairments	956	26	nm	977	36	nm
Total operating expenses	$3,593	$2,446	46.9%	$10,751	$9,170	17.2%
Operating income	$581	$1,257	(53.8)%	$3,689	$3,888	(5.1)%
% of sales	9.0%	21.6%		16.3%	19.0%
Other income (expense), net	(53)	(31)	71.0	(197)	(215)	(8.4)
Earnings before income taxes	$528	$1,226	(56.9)%	$3,492	$3,673	(4.9)%
Income taxes	(18)	83	(121.7)	499	508	(1.8)
Net earnings	$546	$1,143	(52.2)%	$2,993	$3,165	(5.4)%
Net earnings per share of common stock:
Basic	$1.43	$3.01	(52.5)%	$7.86	$8.34	(5.8)%
Diluted	$1.41	$2.98	(52.7)%	$7.76	$8.25	(5.9)%
Weighted-average shares outstanding (in millions):
Basic	381.3	380.0		381.0	379.6
Diluted	386.1	383.9		385.6	383.7

CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31
	2024	2023
Assets
Cash and cash equivalents	$3,652	$2,971
Short-term investments	750	—
Marketable securities	91	82
Accounts receivable, net	3,987	3,765
Inventories	4,774	4,843
Prepaid expenses and other current assets	1,593	857
Total current assets	$14,847	$12,518
Property, plant and equipment, net	3,448	3,215
Goodwill and other intangibles, net	20,250	19,836
Noncurrent deferred income tax assets	1,742	1,670
Other noncurrent assets	2,684	2,673
Total assets	$42,971	$39,912
Liabilities and shareholders' equity
Current liabilities	$7,616	$7,921
Long-term debt, excluding current maturities	12,188	10,901
Income taxes	349	567
Other noncurrent liabilities	2,184	1,930
Shareholders' equity	20,634	18,593
Total liabilities and shareholders' equity	$42,971	$39,912

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	December 31
	2024	2023
Operating activities
Net earnings	$2,993	$3,165
Depreciation	427	393
Amortization of intangible assets	623	635
Changes in operating assets, liabilities, income taxes payable and other, net	199	(482)
Net cash provided by operating activities	$4,242	$3,711
Investing activities
Acquisitions, net of cash acquired	$(1,628)	$(390)
Purchases of property, plant and equipment	(755)	(575)
Other investing, net	(617)	3
Net cash used in investing activities	$(3,000)	$(962)
Financing activities
Borrowings (payments) of debt, net	$940	$(277)
Payments of dividends	(1,219)	(1,139)
Other financing, net	(246)	(178)
Net cash provided by (used in) financing activities	$(525)	$(1,594)
Effect of exchange rate changes on cash and cash equivalents	(36)	(28)
Change in cash and cash equivalents	$681	$1,127

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STRYKER CORPORATION
For the Three Months and Full Year December 31
(Unaudited - Millions of Dollars)

SALES GROWTH ANALYSIS
	Three Months				Full Year
			Percentage Change				Percentage Change
	2024	2023	As Reported	Constant Currency	2024	2023	As Reported	Constant Currency
Geographic:
United States	$4,873	$4,356	11.8%	11.8%	$16,943	$15,257	11.0%	11.0%
International	1,563	1,459	7.2	9.2	5,652	5,241	7.9	9.8
Total	$6,436	$5,815	10.7%	11.2%	$22,595	$20,498	10.2%	10.7%
Segment:
MedSurg and Neurotechnology	$3,882	$3,511	10.6%	11.1%	$13,518	$12,163	11.1%	11.6%
Orthopaedics	2,554	2,304	10.8	11.3	9,077	8,335	8.9	9.4
Total	$6,436	$5,815	10.7%	11.2%	$22,595	$20,498	10.2%	10.7%

SUPPLEMENTAL SALES GROWTH ANALYSIS
	Three Months
					United States	International
			Percentage Change
	2024	2023	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
MedSurg and Neurotechnology:
Instruments	$790	$726	8.8%	9.1%	8.8%	9.0%	10.0%
Endoscopy	1,006	902	11.5	12.3	13.1	3.9	8.2
Medical	1,142	1,042	9.6	10.1	12.0	0.1	2.9
Neurovascular	341	320	6.8	7.8	12.0	3.6	5.3
Neuro Cranial	603	521	15.5	15.8	18.5	2.3	3.8
	$3,882	$3,511	10.6%	11.1%	12.7%	3.6%	5.9%
Orthopaedics:
Knees	$687	$630	9.0%	9.5%	8.5%	10.7%	12.3%
Hips	463	414	11.6	12.2	7.1	20.2	21.6
Trauma and Extremities	996	860	15.8	16.1	17.4	11.5	12.5
Spinal Implants	186	181	3.2	3.7	2.3	5.2	6.9
Other	222	219	1.3	2.2	1.3	1.4	4.2
	$2,554	$2,304	10.8%	11.3%	10.5%	11.7%	13.2%
Total	$6,436	$5,815	10.7%	11.2%	11.8%	7.2%	9.2%

	Full Year
					United States	International
			Percentage Change
	2024	2023	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
MedSurg and Neurotechnology:
Instruments	$2,834	$2,534	11.9%	12.1%	12.5%	9.5%	10.6%
Endoscopy	3,389	3,068	10.5	11.0	11.1	7.7	10.7
Medical	3,852	3,459	11.4	11.7	14.6	(2.0)	(0.3)
Neurovascular	1,307	1,226	6.6	8.2	4.7	7.9	10.5
Neuro Cranial	2,136	1,876	13.9	14.1	15.0	8.7	10.2
	$13,518	$12,163	11.1%	11.6%	12.7%	5.9%	7.9%
Orthopaedics:
Knees	$2,447	$2,273	7.6%	8.2%	6.7%	10.4%	12.2%
Hips	1,704	1,544	10.3	11.3	7.2	15.9	18.4
Trauma and Extremities	3,507	3,147	11.4	11.6	12.6	8.3	9.1
Spinal Implants	707	713	(0.7)	(0.3)	(2.1)	2.5	3.8
Other	712	658	8.1	9.6	7.3	10.1	15.4
	$9,077	$8,335	8.9%	9.4%	8.4%	10.2%	12.0%
Total	$22,595	$20,498	10.2%	10.7%	11.0%	7.9%	9.8%
Note: Fourth quarter and full year 2024 had one more selling day than 2023. In the fourth quarter 2024, we reorganized our Spine business to align with certain updates to our internal reporting structure. The spine enabling technologies portfolio (Enabling Technologies) was reclassified to Other Orthopaedics and Spine and the interventional spine portfolio was reclassified to Neuro Cranial. Consequently, the remaining Spine business was renamed to Spinal Implants. In addition, we changed the name of our “Orthopaedics and Spine” operating segment to “Orthopaedics.” The segment name change had no impact on the composition of our segments or on previously reported financial position, results of operations, cash flows or segment operating results. Neuro Cranial includes sales related to interventional spine of $117 and $84 for three months 2024 and 2023 and $413 and $327 for full year 2024 and 2023. Other Orthopaedics includes sales related to Enabling Technologies of $58 and $54 for three months 2024 and 2023 and $152 and $149 for full year 2024 and 2023. In the first quarter 2024, a product line previously included in Instruments has been reclassified to Endoscopy to align with a change in our internal reporting structure. We have reflected these changes in all historical periods presented.

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
We supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (GAAP) with certain non-GAAP financial measures, including: percentage sales growth in constant currency; percentage organic sales growth; adjusted gross profit; adjusted selling, general and administrative expenses; adjusted research, development and engineering expenses; adjusted operating income; adjusted other income (expense), net; adjusted income taxes; adjusted effective income tax rate; adjusted net earnings; and adjusted net earnings per diluted share (Diluted EPS). We believe these non-GAAP financial measures provide meaningful information to assist investors and shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in constant currency and the other adjusted measures described above are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments and analyzing potential future business trends in connection with our budget process and bases certain management incentive compensation on these non-GAAP financial measures.
To measure percentage sales growth in constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current and prior year results at the same foreign currency exchange rate. To measure percentage organic sales growth, we remove the impact of changes in foreign currency exchange rates, acquisitions and divestitures, which affect the comparability and trend of sales. Percentage organic sales growth is calculated by translating current year and prior year results at the same foreign currency exchange rate excluding the impact of acquisitions and divestitures. To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect the comparability of operating results and the trend of earnings. The income tax effect of each adjustment was determined based on the tax effect of the jurisdiction in which the related pre-tax adjustment was recorded.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, gross profit, selling, general and administrative expenses, research, development and engineering expenses, operating income, other income (expense), net, income taxes, effective income tax rate, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The following reconciles the non-GAAP financial measures discussed above with the most directly comparable GAAP financial measures. The weighted-average diluted shares outstanding used in the calculation of adjusted net earnings per diluted share are the same as those used in the calculation of reported net earnings per diluted share for the respective period.

STRYKER CORPORATION
For the Three Months and Full Year December 31
(Unaudited - Millions of Dollars, Except Per Share Amounts)
Reconciliation of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures
Three Months 2024	Gross Profit	Selling, General & Administrative Expenses	Research, Development & Engineering Expenses	Operating Income	Other Income (Expense), Net	Income Taxes	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$4,174	$2,123	$358	$581	$(53)	$(18)	$546	(3.4)%	$1.41
Reported percent net sales	64.9%	33.0%	5.6%	9.0%	(0.8)%	nm	8.5%
Acquisition and integration-related costs
Inventory stepped-up to fair value	8	—	—	8	—	3	5	0.2	0.01
Other acquisition and integration-related (a)	—	(58)	(1)	59	—	9	50	(0.1)	0.13
Amortization of purchased intangible assets	—	—	—	156	—	32	124	1.5	0.32
Structural optimization and other special charges (b)	18	(26)	(2)	46	1	10	37	1.0	0.06
Goodwill and other impairments (c)	—	—	—	956	—	120	836	(5.2)	2.21
Medical device regulations (d)	4	—	(13)	17	—	5	12	0.3	0.03
Recall-related matters (e)	—	(18)	—	18	—	5	13	0.3	0.04
Regulatory and legal matters (f)	—	(37)	—	37	—	7	30	0.3	0.08
Tax matters (g)	—	—	—	—	1	108	(107)	20.5	(0.28)
Adjusted	$4,204	$1,984	$342	$1,878	$(51)	$281	$1,546	15.4%	$4.01
Adjusted percent net sales	65.3%	30.8%	5.3%	29.2%	(0.8)%	nm	24.0%

Three Months 2023	Gross Profit	Selling, General & Administrative Expenses	Research, Development & Engineering Expenses	Operating Income	Other Income (Expense), Net	Income Taxes	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$3,703	$1,921	$350	$1,257	$(31)	$83	$1,143	6.8%	$2.98
Reported percent net sales	63.7%	33.0%	6.0%	21.6%	(0.5)%	nm	19.7%
Acquisition and integration-related costs
Inventory stepped-up to fair value	—	—	—	—	—	—	—	—	—
Other acquisition and integration-related (a)	—	(13)	—	13	—	—	13	(0.2)	0.04
Amortization of purchased intangible assets	—	—	—	149	—	28	121	0.6	0.31
Structural optimization and other special charges (b)	9	(28)	(1)	38	—	8	30	0.3	0.05
Goodwill and other impairments (c)	—	—	—	26	—	7	19	0.2	0.08
Medical device regulations (d)	1	—	(21)	22	—	5	17	0.1	0.04
Recall-related matters (e)	—	(6)	—	6	—	1	5	—	0.02
Regulatory and legal matters (f)	—	(73)	—	73	—	25	48	1.2	0.12
Tax matters (g)	—	—	—	—	—	70	(70)	5.6	(0.18)
Adjusted	$3,713	$1,801	$328	$1,584	$(31)	$227	$1,326	14.6%	$3.46
Adjusted percent net sales	63.9%	31.0%	5.6%	27.2%	(0.5)%	nm	22.8%

(a) Charges represent certain acquisition and integration-related costs associated with acquisitions, including:

	Three Months
	2024	2023
Termination of sales relationships	$1	$3
Employee retention and workforce reductions	5	3
Changes in the fair value of contingent consideration	20	6
Manufacturing integration costs	1	—
Other integration-related activities (e.g., deal costs and legal entity rationalization)	32	1
Adjustments to Operating Income	$59	$13
Other income taxes related to acquisition and integration-related costs	9	—
Adjustments to Income Taxes	$9	$—
Adjustments to Net Earnings	$50	$13

(b) Structural optimization and other special charges represent the costs associated with:

	Three Months
	2024	2023
Employee retention and workforce reductions	$9	$6
Closure/transfer of manufacturing and other facilities (e.g., site closure, contract termination and redundant employee costs)	13	14
Product line exits	28	4
Termination of sales relationships in certain countries	1	—
Other charges	(5)	14
Adjustments to Operating Income	$46	$38
Adjustments to Other Income (Expense), Net	$1	$—
Adjustments to Income Taxes	$10	$8
Adjustments to Net Earnings	$37	$30

(c) Goodwill and other impairments represent the costs associated with:

	Three Months
	2024	2023
Goodwill impairments	$456	$—
Certain long-lived and intangible asset write-offs and impairments	455	14
Product line exits (e.g., long-lived asset and specifically-identified intangible asset write-offs)	45	12
Adjustments to Operating Income	$956	$26
Adjustments to Income Taxes	$120	$7
Adjustments to Net Earnings	$836	$19

(d) Charges represent the costs specific to updating our quality system, product labeling, asset write-offs and product remanufacturing to comply with the medical device reporting regulations and other requirements of the new medical device regulations in the European Union.
(e) Charges represent changes in our best estimate of the probable loss, or the minimum of the range of probable losses when a best estimate within a range is not known, to resolve certain recall-related matters.
(f) Charges represent changes in our best estimate of the probable loss, or the minimum of the range of probable losses when a best estimate within a range is not known, to resolve certain regulatory or other legal matters and the amount of favorable awards from settlements.
(g) Benefits / (charges) represent the accounting impact of certain significant and discrete tax items, including:

	Three Months
	2024	2023
Adjustments related to the transfer of certain intellectual properties between tax jurisdictions	$(44)	$49
Deferred tax benefit on outside basis difference related to a planned disposition	170	—
Other tax matters	(18)	21
Adjustments to Income Taxes	$108	$70
Adjustments to Other Income (Expense), Net	$1	$—
Adjustments to Net Earnings	$(107)	$(70)

Full Year 2024	Gross Profit	Selling, General & Administrative Expenses	Research, Development & Engineering Expenses	Operating Income	Other Income (Expense), Net	Income Taxes	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$14,440	$7,685	$1,466	$3,689	$(197)	$499	$2,993	14.3%	$7.76
Reported percent net sales	63.9%	34.0%	6.5%	16.3%	(0.9)%	nm	13.2%
Acquisition and integration-related costs
Inventory stepped-up to fair value	46	—	—	46	—	12	34	0.2	0.09
Other acquisition and integration-related (a)	—	(107)	(1)	108	—	23	85	0.2	0.22
Amortization of purchased intangible assets	—	—	—	623	—	128	495	1.0	1.28
Structural optimization and other special charges (b)	59	(77)	(2)	138	1	29	110	0.3	0.29
Goodwill and other impairments (c)	—	—	—	977	—	125	852	(0.6)	2.21
Medical device regulations (d)	9	—	(49)	58	—	14	44	0.1	0.11
Recall-related matters (e)	11	(29)	—	40	—	10	30	0.1	0.08
Regulatory and legal matters (f)	—	(36)	—	36	—	7	29	0.1	0.08
Tax matters (g)	—	—	—	—	—	(28)	28	(0.9)	0.07
Adjusted	$14,565	$7,436	$1,414	$5,715	$(196)	$819	$4,700	14.8%	$12.19
Adjusted percent net sales	64.5%	32.9%	6.3%	25.3%	(0.9)%	nm	20.8%

Full Year 2023	Gross Profit	Selling, General & Administrative Expenses	Research, Development & Engineering Expenses	Operating Income	Other Income (Expense), Net	Income Taxes	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$13,058	$7,111	$1,388	$3,888	$(215)	$508	$3,165	13.8%	$8.25
Reported percent net sales	63.7%	34.7%	6.8%	19.0%	(1.0)%	nm	15.4%
Acquisition and integration-related costs
Inventory stepped-up to fair value	—	—	—	—	—	—	—	—	—
Other acquisition and integration-related (a)	—	(20)	—	20	—	(25)	45	(0.8)	0.12
Amortization of purchased intangible assets	—	—	—	635	—	132	503	1.2	1.31
Structural optimization and other special charges (b)	39	(130)	(1)	170	—	38	132	0.4	0.34
Goodwill and other impairments (c)	—	—	—	36	—	9	27	0.1	0.08
Medical device regulations (d)	2	—	(94)	96	—	22	74	0.2	0.19
Recall-related matters (e)	—	(18)	—	18	—	4	14	—	0.04
Regulatory and legal matters (f)	—	(92)	—	92	—	29	63	0.4	0.16
Tax matters (g)	—	—	—	—	(8)	(51)	43	(1.2)	0.11
Adjusted	$13,099	$6,851	$1,293	$4,955	$(223)	$666	$4,066	14.1%	$10.60
Adjusted percent net sales	63.9%	33.4%	6.3%	24.2%	(1.1)%	nm	19.8%

(a) Charges represent certain acquisition and integration-related costs associated with acquisitions, including:

	2024	2023
Termination of sales relationships	$4	$5
Employee retention and workforce reductions	22	6
Changes in the fair value of contingent consideration	8	(1)
Manufacturing integration costs	3	2
Stock compensation payments upon a change in control	22	—
Other integration-related activities	49	8
Adjustments to Operating Income	$108	$20
Other income taxes related to acquisition and integration-related costs	23	(25)
Adjustments to Income Taxes	$23	$(25)
Adjustments to Net Earnings	$85	$45

(b) Structural optimization and other special charges represent the costs associated with:

	2024	2023
Employee retention and workforce reductions	$23	$69
Closure/transfer of manufacturing and other facilities	31	50
Product line exits	37	22
Termination of sales relationships in certain countries	8	—
Other charges	39	29
Adjustments to Operating Income	$138	$170
Adjustments to Other Income (Expense), Net	$1	$—
Adjustments to Income Taxes	$29	$38
Adjustments to Net Earnings	$110	$132

(c) Goodwill and other impairments represent the costs associated with:

	2024	2023
Goodwill impairments	$456	$—
Certain long-lived and intangible asset write-offs and impairments	466	26
Product line exits (e.g., long-lived asset and specifically-identified intangible asset write-offs)	55	10
Adjustments to Operating Income	$977	$36
Adjustments to Income Taxes	$125	$9
Adjustments to Net Earnings	$852	$27

(d) Charges represent the costs specific to updating our quality system, product labeling, asset write-offs and product remanufacturing to comply with the medical device reporting regulations and other requirements of the new medical device regulations in the European Union.
(e) Charges represent changes in our best estimate of the probable loss, or the minimum of the range of probable losses when a best estimate within a range is not known, to resolve certain recall-related matters.
(f) Charges represent changes in our best estimate of the probable loss, or the minimum of the range of probable losses when a best estimate within a range is not known, to resolve certain regulatory or other legal matters and the amount of favorable awards from settlements.
(g) Benefits / (charges) represent the accounting impact of certain significant and discrete tax items, including:

	2024	2023
Adjustments related to the transfer of certain intellectual properties between tax jurisdictions	$(185)	$(89)
Certain tax audit settlements	(1)	24
Reversal of deferred income tax on undistributed earnings of foreign subsidiaries	—	—
Deferred tax benefit on outside basis difference related to a planned disposition	170	—
Other significant and discrete tax items	(12)	14
Adjustments to Income Taxes	$(28)	$(51)
Benefits for certain tax audit settlements	—	(9)
Other tax related adjustments	—	1
Adjustments to Other Income (Expense), Net	$—	$(8)
Adjustments to Net Earnings	$28	$43